EXHIBIT 99.1

Monarch Casino & Resort Reports Record Financial Results For 2021 First Quarter

RENO, Nev., April 28, 2021 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the first quarter ended March 31, 2021, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2021	2020	Increase
Net revenue	$74,960	$51,011	46.9%
Net income	8,154	2,020	303.7%
Adjusted EBITDA (1)	$22,831	$8,109	181.6%

Basic EPS	$0.44	$0.11	300.0%
Diluted EPS	$0.42	$0.11	281.8%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch’s first quarter Net revenue and Adjusted EBITDA of $75.0 million and $22.8 million, respectively, were all-time Company highs. Our Atlantis and Black Hawk properties, each generated record first quarter high Net revenue and Adjusted EBITDA. Moreover, we were able to achieve a record first quarter Adjusted EBITDA margin of 30.5%. First quarter results benefited from the phased opening of operations at our newly transformed Monarch Casino Resort Spa Black Hawk, which started in the fourth quarter of 2020. We continued market share growth at both of our Reno and Black Hawk properties, achieving new records. Our overall first quarter performance demonstrated Monarch’s success in capturing a higher share of the pent-up demand that seems evident across the gaming industry – particularly in regional gaming markets. The quality of our two casino resorts allows us to take advantage of the healthy economies in our key feeder markets and positions us to continue our growth as we recover from the pandemic and the government restrictions abate.

“Throughout the first quarter, both markets operated under continued state-imposed capacity and other restrictions, which negatively impacted hotel and food and beverage performance. However, given our team’s coordinated expense management efforts, we grew Adjusted EBITDA at a rate which exceeded our revenue growth. Managing labor remains a major factor for the business, particularly as we ramp up staffing in Black Hawk and look to restore amenities at both properties. A shortage of qualified applicants and wage pressure remain key challenges. Fortunately, investments in technology have allowed us to reduce the amount of labor that would have historically been required, while maintaining the expected guest service levels.

“Monarch Casino Resort Spa Black Hawk performance exceeded expectations as expanded operations drove higher casino revenue and established new sources of hotel and food and beverage revenue. Market share gains in Black Hawk continue to accelerate reflecting the quality of our facility and the expanded casino floor. Renovation continues in the legacy part of the property as we build out remaining amenities, which we expect to open in phases before the end of the year. In addition, we have been able to continuously expand our slot and table games positions since the beginning of the year as state and county COVID-19 regulations ease.

“We are just three days away from implementing Colorado’s Amendment 77, allowing unlimited single bets and new popular casino games, which represents a transformative opportunity for the Colorado gaming industry. Given the overwhelming response to our new resort, we believe that Monarch Casino Resort Spa Black Hawk has already established itself as the premier destination gaming resort in the state and we are confident in our ability to take an outsized share of the market growth anticipated from the Amendment 77-driven changes. On May 1, we plan to immediately lift our betting limits to be in line with those of our Reno property, as well as introduce Baccarat. We also look forward to offering Poker and Keno before the end of May.

“As the recovery momentum builds over the course of 2021 and into 2022, we believe that our Reno and Black Hawk markets will enable us to generate strong returns. At the same time, we continue to reduce leverage and further improve our balance sheet, positioning the Company to evaluate and pursue attractive acquisition opportunities that can drive long-term growth and enhance stockholder value.”

Summary of 2021 First Quarter Operating Results
In the 2021 first quarter, the Company generated record consolidated net revenue of $75.0 million, an increase of 46.9% from $51.0 million in the prior year period. Casino, food and beverage, and hotel revenues increased 73.3%, 9.8%, and 34.6% year-over-year, respectively. The increase in revenues was driven by the phased opening of our hotel and expanded casino in Black Hawk beginning in November 2020, a full quarter of operations at the Company’s properties in Reno and Black Hawk, and higher guest spend per visit. The prior year quarter was partially impacted by pandemic-related shutdowns, which lasted from March 18 until June 4, 2020 for Atlantis and from March 17 until June 17, 2020 for Monarch Black Hawk.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2021 were $19.9 million compared to $17.2 million in the prior-year period, driven primarily by an increase in payroll expenses as a result of the opening of the Monarch Casino Resort Spa Black Hawk expansion. As a percentage of net revenue, SG&A expense decreased to 26.6% compared to 33.7% in the prior-year period. Casino operating expense as a percentage of casino revenue decreased to 29.0% during the first quarter of 2021 from 35.5% in the prior-year period primarily as a result of a full quarter of revenue compared to the prior-year period when the Company’s two properties shut down beginning in mid-March. Food and beverage operating expense as a percentage of food and beverage revenue increased to 87.0% during the first quarter of 2021 from 84.8% in the prior-year period primarily as a result of ongoing capacity restrictions in the Company’s food and beverage outlets. Hotel operating expense as a percentage of hotel revenue increased to 49.2% in the first quarter of 2021 compared to 46.6% in the same period a year ago, primarily as a result of the ramp-up in hotel operations at Monarch Casino Resort Spa Black Hawk and higher housekeeping expenses related to COVID-19 safety protocols.

The Company generated record consolidated Adjusted EBITDA of $22.8 million in the first quarter of 2021, an increase of $14.7 million, or 181.6%, over the same period a year ago. Net income for the first quarter of 2021 increased 303.7% and diluted EPS increased 281.8%.

Credit Facility and Liquidity
Capital expenditures of $5.9 million in the first quarter of 2021 primarily included construction costs related to the redesign of part of the legacy Monarch Casino Resort Spa Black Hawk building and ongoing capital spending at both properties. Capital expenditures were funded from cash flows from operating activities and available cash. The Company expensed $1.6 million of interest in the first quarter of 2021. All $1.8 million of interest in the first quarter of 2020 was capitalized.

During the first quarter of 2021, the Company made a $20.0 million optional prepayment on its Term Loan Facility in addition to a $2.5 million mandatory payment. As of March 31, 2021, the Company had an outstanding principal balance of $160.0 million under the Term Loan. As of March 31, 2021, the Company had no borrowings outstanding under its $70.0 million Revolving Credit Facility.

Monarch continues to believe that its expected cash flows from operating activities and the $70.0 million available under its Revolving Credit Facility will be sufficient to fund its ongoing capital expenditures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) expected operating results, such as (ii) our belief that we have sufficient liquidity to fund all remaining construction and litigation costs and ongoing capital expenditures; (iii) our belief that our business is well-positioned to benefit from any post-pandemic recovery; (iv) our expectation regarding the availability of future acquisition opportunities; beliefs regarding the health of our key feeder markets; (v) our expectations regarding our ability to re-open amenities, games and higher betting limits at our properties; (vi) our beliefs regarding the quality of our products and guest services in Reno and Black Hawk, including as a premier destination gaming resort in Colorado; (vii) our continuing plans to redesign part of the legacy building at Monarch Casino Resort Spa Black Hawk to add a specialty restaurant, poker room and a sports lounge, and the expected completion of such construction; (viii) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Casino Resort Spa Black Hawk; (ix) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests; and (x) our expectations regarding the consequences of passage of Amendment 77 to the Colorado Constitution and its impact on the growth of the gaming market. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 outbreak on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to negotiate relief options and necessary amendments to our Amended Credit Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Resort Spa Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Resort Spa Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company’s website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Monarch Casino Resort Spa Black Hawk, upon completion of its legacy building redesign in 2021, will feature approximately 60,000 square feet of casino space; approximately 1,200 slot machines; and approximately 40 table games. A sports lounge, keno counter and poker room are expected to open later in 2021. The resort also includes 10 bars and lounges, as well as four new dining options including a twenty-four-hour full-service restaurant, 250-seat buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and a specialty restaurant which is expected to open later in 2021. The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Revenues
Casino	$46,911	$27,065
Food and beverage	16,206	14,763
Hotel	8,635	6,417
Other	3,208	2,766
Net revenues	74,960	51,011

Operating expenses
Casino	13,618	9,618
Food and beverage	14,095	12,524
Hotel	4,251	2,988
Other	1,520	1,451
Selling, general and administrative	19,925	17,194
Depreciation and amortization	9,514	3,820
Other operating items, net	754	1,305
Total operating expenses	63,677	48,900
Income from operations	11,283	2,111
Interest expense	(1,619)	-
Income before income taxes	9,664	2,111
Provision for income taxes	(1,510)	(91)
Net income	$8,154	$2,020

Earnings per share of common stock
Net income
Basic	$0.44	$0.11
Diluted	$0.42	$0.11

Weighted average number of common shares and potential common shares outstanding
Basic	18,481	18,158
Diluted	19,283	18,874

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$24,143	$28,310
Receivables, net	7,722	3,736
Income taxes receivable	23,383	24,894
Inventories	6,968	7,823
Prepaid expenses	7,322	8,393
Total current assets	69,538	73,156
Property and equipment
Land	32,986	32,986
Land improvements	9,848	9,847
Buildings	469,119	471,819
Buildings improvements	33,681	33,681
Furniture and equipment	233,939	229,052
Construction in progress	10,495	6,257
Right of use assets	14,586	14,784
Leasehold improvements	3,848	3,848
	808,502	802,274
Less accumulated depreciation and amortization	(238,958)	(229,767)
Net property and equipment	569,544	572,507
Other assets
Goodwill	25,111	25,111
Intangible assets, net	651	973
Deferred income taxes	130	130
Total other assets	25,892	26,214
Total assets	$664,974	$671,877
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$15,000	$12,500
Accounts payable	12,358	11,655
Construction accounts payable	50,268	49,771
Accrued expenses	37,167	34,705
Short-term lease liability	737	813
Total current liabilities	115,530	109,444
Deferred income taxes	13,221	13,220
Long-term lease liability	13,858	13,984
Long-term debt, net	142,455	167,162
Total liabilities	285,064	303,810
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 18,517,961 outstanding at March 31, 2021;
18,426,130 outstanding at December 31, 2020
Additional paid-in capital	36,921	34,498
Treasury stock, 578,339 shares at March 31, 2021; 670,170 shares at	(7,606)	(8,872)
December 31, 2020
Retained earnings	350,404	342,250
Total stockholders' equity	379,910	368,067
Total liabilities and stockholders' equity	$664,974	$671,877

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA (1)	$22,831	$8,109
Expenses:
Stock based compensation	(1,280)	(873)
Depreciation and amortization	(9,514)	(3,820)
Provision for income taxes	(1,510)	(91)
Interest expense	(1,619)	-
Pre-opening expenses (2)	(1)	(754)
Construction litigation expenses (2)	(645)	(155)
Colorado legislation lobbying expenses (2)	-	(397)
COVID-19 expense	(108)	-
Gain on disposition of assets (2)	-	1
Net income	$8,154	$2,020
  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
  Amount included in the “Other operating items, net” on the Consolidated Statement of Income.